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EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS AVAILABLE TO COVER
FIXED CHARGES

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                                                                                                     Nine Months Ended
                                                                        Year Ended                        Sept. 30,
                                                         ----------------------------------------    ------------------

                                                           1995       1996       1997       1998       1998       1999
                                                         -------    -------    -------    -------    -------    -------

Net (loss) income                                         (7,051)   (16,577)   (31,163)   (48,935)   (37,940)    22,062
Add back: Income Tax Expense                                                                2,343      1,819      4,649
                                                         -------    -------    -------    -------    -------    -------
Pretax (loss) income                                      (7,051)   (16,577)   (31,163)   (46,592)   (36,121)    26,711

Adjustments:
Fixed charges, less Cap interest                               9        153     12,826     30,852     23,419     54,181
Amortization expense on capitalized interest                                                  156         30        850
                                                         -------    -------    -------    -------    -------    -------

   Adjusted (loss) earnings from continuing operations    (7,042)   (16,424)   (18,337)   (15,584)   (12,672)    81,742

Interest expense from indebtedness, including
   amortization of discount                                    9        153     12,826     30,852     23,419     54,181
Capitalized interest                                                                        4,865      2,365      8,937
                                                         -------    -------    -------    -------    -------    -------
     Total fixed charges                                       9        153     12,826     35,717     25,784     63,118

Deficiency  of earnings available to
    cover fixed charges:                                  (7,051)   (16,577)   (31,163)   (51,302)   (38,456)       n/a
                                                         =======    =======    =======    =======    =======    =======


Ratio of earnings to fixed charges                           n/a        n/a        n/a        n/a        n/a        1.3
                                                         =======    =======    =======    =======    =======    =======
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